Exhibit 99.1

Quest Diagnostics Completes Effort to Refocus on Diagnostic Information Services; Updates 2016 Revenue Outlook

- Strategy to refocus business portfolio completed with sale of Focus Diagnostics products business for $300 million
- Full Year 2016 revenue now expected to be between $7.47 billion and $7.54 billion, reflecting sale
- Full year 2016 EPS outlook remains unchanged

MADISON, N.J., May 18, 2016 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that it has completed efforts to refocus its business on diagnostic information services following the completion of the sale of its Focus Diagnostics products business to DiaSorin S.p.A. for $300 million in cash.

After a strategic portfolio review in 2012, the company launched its five-point strategy. The first element of the strategy was to refocus on diagnostic information services, which resulted in six divestitures and generated gross proceeds of more than $1 billion.

The company plans to use the proceeds of the Focus Diagnostics transaction to repurchase Quest Diagnostics common stock. This is consistent with the company’s strategy to deliver disciplined capital deployment and will bring the amount of stock repurchased since 2012 to approximately $2 billion.

“Completing our refocus effort by divesting the products business reaffirms our commitment to the diagnostic information services business,” said Steve Rusckowski, President and Chief Executive Officer of Quest Diagnostics. “We have created shareholder value through the divestitures and our disciplined approach to capital deployment.”

Updated Outlook for Full Year 2016
The company's updated full year 2016 outlook, before special items, is as follows:

•	Revenues to be between $7.47 billion and $7.54 billion, an increase of 2% to 3% over 2015 on an equivalent basis.

◦
Revenues on an equivalent basis for full year 2015 were $7.32 billion. This represents the company’s reported revenues, excluding 2015 clinical trials testing revenues of $85 million, and $84 million in 2015 revenues from Celera and Focus Diagnostics products, for their respective periods.

◦	Previous revenue guidance, which included the Focus Diagnostics products business, was between $7.52 billion and $7.59 billion.

•	The remaining elements of the company’s outlook remain unchanged:
◦Adjusted diluted EPS excluding amortization to be between $5.02 and $5.17.
◦Adjusted cash provided by operations to approximate $1 billion.
◦Capital expenditures to be between $250 million and $300 million.

Note on Non-GAAP Financial Measures
As used in this press release: (i)  for the purpose of income measures the term "adjusted" refers to operating performance measures that exclude special items such as the retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term "adjusted diluted EPS excluding amortization expense" represents the company's results before the impact of special items and amortization expense; (iii) "adjusted cash provided by operations" represents cash provided by operations before the cash impact of charges on retirement of debt; and (iv) reference to "revenues on an equivalent basis" when comparing 2016 results to 2015 represents 2015 reported revenues excluding clinical trials testing and Celera products for the full year and Focus Diagnostics products revenues subsequent to April 2015. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States.  Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 44,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and  Current Reports on Form 8-K, including those discussed in the "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of those reports.

TABLES FOLLOW

Contacts:
Denny Moynihan, Quest Diagnostics (Media): 973-520-2800
Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

Tables

The updated outlook for 2% to 3% revenue growth on an equivalent basis in 2016 represents management’s revenue estimates for 2016 versus reported 2015 revenues adjusted to exclude: the 2015 revenues from the clinical trials testing business; and certain 2015 revenues from the Celera and Focus Diagnostics products businesses. In 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. In 2016, the company completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. The unchanged outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2016 before the impact of special items and amortization expense. The unchanged outlook for adjusted cash provided by operations represents management’s estimate for the full year 2016 before the cash impact of charges on retirement of debt.

These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the company’s ongoing operating performance. 2015 revenue on an equivalent basis, adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as alternatives to the corresponding amount determined under accounting principles generally accepted in the United States.

1.	The following table reconciles our 2015 net revenues determined under accounting principles generally accepted in the United States with equivalent revenue for 2015:

	Three Months Ended				Year Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015
	(dollars in millions)
2015 Revenue on an equivalent basis:
Net revenues, as reported	$1,839	$1,925	$1,880	$1,849	$7,493
Excluded revenue:
Clinical trials (a)	(40)	(45)	—	—	(85)
Products (b)	(7)	(19)	(34)	(24)	(84)
Total excluded revenue	(47)	(64)	(34)	(24)	(169)
2015 Revenue on an equivalent basis	$1,792	$1,861	$1,846	$1,825	$7,324

(a)
Effective July 1, 2015, the company contributed its clinical trials testing business to the Q2 Solutions joint venture. Clinical trials testing revenues reported in the first and second quarters of 2015 are excluded to provide 2015 revenue on an equivalent basis.

(b)	Celera products revenues reported during 2015 and Focus Diagnostics products revenues subsequent to April 2015 have been excluded to provide 2015 revenue on an equivalent basis.

2.
The following table reconciles our 2016 outlook for adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations to the corresponding amounts determined under accounting principles generally accepted in the United States:

	Low	High
	(dollars in millions, except per share data)
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.31	$4.46
Retirement of debt and related refinancing charges (a)	0.21	0.21
Restructuring and integration charges (b)	0.09	0.09
Other (c)	0.02	0.02
Amortization expense (d)	0.39	0.39
Adjusted diluted EPS excluding amortization expense	$5.02	$5.17

Adjusted cash provided by operations:
Cash provided by operations	$903	$1,003
Cash charges on retirement of debt (e)	47	47
Adjusted cash provided by operations	$950	$1,050

(a)	Represents pre-tax charges of $48 million, incurred through March 31, 2016, associated with the retirement of debt and related refinancing charges in connection with the March 2016 cash tender offer.

(b)
Represents pre-tax charges of $21 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business through March 31, 2016. Further charges to earnings may be incurred as additional restructuring and integration activities are executed throughout the remainder of the year.

(c)	Represents pre-tax charges of $6 million primarily associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to legal matters through March 31, 2016.

(d)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$74
Amortization expense included in equity in earnings of equity method investees	17
Total pre-tax amortization expense	$91

Total amortization expense, net of an estimated tax benefit	$56

(e)	Represents pre-tax cash charges of $47 million on retirement of debt in connection with the March 2016 cash tender offer through March 31, 2016.